EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-162279 and 333-160682 on Form S-3 and Nos. 333-150517 and 333-138398 on Form S-8 of Citizens & Northern Corporation of our report dated March 28, 2025, with respect to the consolidated balance sheets of Susquehanna Community Financial, Inc. and subsidiaries as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, which appears in this Form 8-KA of Citizens & Northern Corporation dated December 11, 2025.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

December 11, 2025